Ex.5

                             ANDREAS M. KELLY, P.A.
                      2000 South Dixie Highway, Suite 100-I
                                 Miami, FL 33133
                                Tel. 305.854.4255
                                Fax. 305.854.7663
                             akellypa@bellsouth.net

                                                            October 1, 2001

Optima Global Corporation
C/o Mark Stewart
55 King St., Suite 400
St. Catharines, ON L2R 3H5
CANADA

Re:  Consent letter to Form  SB-2  For Optima Global Corporation

Ladies and Gentlemen:

     We have acted as counsel for Optima Global Corporation, a Delaware corporation (the "Company"), and certain of its shareholders (the "Selling
Shareholders") in connection with the issuance of the Shares described in the prospectus of the Company dated October 1, 2001, 2000 (the "Prospectus"), contained in the Registration Statement on Form SB-2A of the Company.

     In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:
     (a)  Articles of Incorporation of the Company, as amended to date;
     (b)  By-laws of the Company, as amended to date;
     (c)  Certificates from the Secretary of State of the State of Delaware, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Delaware;
     (d)  Share Certificates of the Company;
     (e)  The Registration Statement and all exhibits thereto;
     (f)  Questionnaires completed and signed by all officers and directors of the Company.

     In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

     Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are outstanding 17,950,000 shares. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock, when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the
Company.

     I hereby consent to the use of this opinion as an exhibit to the
Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Sincerely,

/s/ Andreas M. Kelly

ANDREAS M. KELLY
For the firm